Milano, 26 Febbraio 2015

Alla Cortese attenzione del dott. Brian Sheridan
___________

Via raccomandata a mano

Oggetto: indennità per cessazione del rapporto di lavoro

Egregio Brian,

come a Lei noto, la nostra Società sta per procedere ad un’operazione societaria di fusione per incorporazione (la “Fusione”) con la società Cyberonics Inc., che diventerà definitivamente efficace una volta ottenute le dovute autorizzazioni e completate le formalità previste dalla legge.

Nell’ambito di tale operazione e facendo seguito agli accordi intercorsi, Le confermiamo l’impegno della nostra Società alla corresponsione in Suo favore di un’indennità (l’”Indennità”), nei termini ed alle condizioni qui di seguito precisati.

L’Indennità Le verrà corrisposta qualora, entro 2 anni dalla data di definitiva efficacia della Fusione, (i) la Società receda dal rapporto di lavoro per motivi diversi dalla giusta causa ex art. 2119 c.c. e/o di un giustificato motivo soggettivo. Ai sensi e per gli effetti del presente accordo, per “giusta causa” deve intendersi qualsivoglia causa che non consenta la prosecuzione, anche provvisoria, del rapporto.

L’Indennità sarà pari a due volte la somma tra (i) la Sua retribuzione fissa annua lorda ed (ii) il Suo Target Bonus annuale lordo, calcolati al momento della cessazione del rapporto di lavoro, dedotto un importo lordo pari all’indennità sostitutiva del preavviso calcolata al momento della cessazione del rapporto, se ed in quanto a Lei dovuta.

Inoltre, qualora - entro i due anni dalla Fusione - la Società receda dal rapporto di lavoro in assenza di una giusta causa ex art. 2119 c.c. e/o di un giustificato motivo soggettivo, i Suoi eventuali equity-based awards si vestiranno immediatamente, con applicazione dei criteri basati sul raggiungimento del 100% della performance, ad eccezione di quanto previsto dal SAR retention program, per i quali valgono i principi previsti nella lettera ricevuta in data odierna e nelle successive comunicazioni ad esso relative.

Resta inteso che il Suo diritto a percepire l’Indennità nonché all’immediata vestizione degli equity-based awards maturerà esclusivamente a condizione che le parti, entro 21 giorni dalla cessazione del rapporto di lavoro avvenuta nei limiti di quanto sopra descritto, aderiscano alla sottoscrizione di un accordo individuale, formalizzato in una delle sedi di cui all’art. 2113 c.c., avente efficacia di transazione generale novativa ex artt. 1965, 1975 e 1976 c.c. per effetto del quale – tra gli altri termini e condizioni – Lei rinunci espressamente all’impugnazione del licenziamento.

Resta altresì inteso che la corresponsione dell’Indennità - qualora ne sussistano i relativi presupposti - dovrà intendersi sostitutiva di ogni altro trattamento economico previsto dalla legge e/o dal contratto collettivo applicato (ivi compresa l’eventuale indennità supplementare) fatta eccezione per le competenze obbligatorie di fine rapporto (es. TFR).

Qualora l’operazione di fusione, incluso il management retention plan in essa compreso, non fosse approvata dalle Assemblee Straordinarie degli azionisti, rispettivamente di Sorin S.p.A. e Cyberonics Inc. o il completamento della stessa per qualsiasi motivo non avvenisse entro il 26 Febbraio 2016, la presente è da considerarsi nulla ab initio e Lei non avrà diritto a beneficiare degli effetti in essa contenuti.

La preghiamo di restituirci copia della presente lettera, debitamente sottoscritta per accettazione dei relativi termini e condizioni.

Cordiali saluti

________________
André-Michel Ballester
CEO

Milano, li_______

Per ricevuta e accettazione

Milan, 26 February 2015

To the kind attention of Mr. Brian Sheridan

Subject : Termination of employment and compensation

Dear Brian

As you know, our company is going to carry out a corporate merger by incorporation ( the "Merger " ) with the company Cyberonics Inc., which will become finally effective after obtaining the necessary authorizations and completed the formalities prescribed by law.

In this transaction, and following up on the agreements reached , we confirm the commitment of our company to the payment of an allowance in your favor ( l ' " Indemnity " ) , under the terms and conditions set out below.

This Indemnity will be paid if, within two years from the final effective date of the Merger, ( i) the Company terminates the employment for other reasons than just cause (Art . 2119 Italian Civil Law Code) and / or subjective justified reason . Pursuant to and for the purposes of this Agreement, " just cause" is any cause that does not allow the continuation , even temporary, of the labour contract.

The Indemnity will be equal to two times the amount of (i ) your annual gross base salary and ( ii ) your gross annual target bonus, calculated at the date of termination of the employment relationship, deducted a gross amount calculated as the “Notice period Indemnity”, if due to you.

Furthermore, if - within two years from the Merger - the Company terminates your contract without just cause (Art . 2119 Italian Civil Law) and / or a objective justified reason, your eventual “equity-based awards” will immediately be vesting, with the application of criteria based on the achievement of 100 % of the performance, except of SAR retention program provisions, for which we apply the principles set in the letter received today and in following communications relating to it.

It is understood that your right to receive the Indemnity as well as the immediate vesting of equity-based awards will accrue only in case that the Company and you, within 21 days of termination of the employment relationship under conditions described above, adhere to underwriting an individual agreement, formalized in one of the locations described in art. 2113 Italian Civil Code, which took effect on general settlement under Art. 1965, 1975 and 1976 of the Italian Civil Code, a result of which - among other terms and conditions - You expressly waived the appeal of the dismissal.

It is also understood that the Indemnity payment - as they fulfill the assumptions underlying them - will be in lieu of any other compensation provided for by law and / or collective bargaining provisions (including any additional benefits) except for the mandatory severance pay ( eg . TFR ) .

If the merger, including the management retention plan included, was not approved by the Extraordinary Shareholders' meetings , respectively Sorin S.p.A. and Cyberonics Inc. or Merger for any reason does not take place by 26 February 2016, this letter has to be considered void ab initio and you will not be entitled to the benefits it contains.

Please give us back a copy of this letter , duly signed for acceptance of its terms and conditions .

Kind regards,

André-Michel Ballester
CEO

Milan, ________

For receipt and acceptance